FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS REPORTS
2012 THIRD QUARTER RESULTS AND ANNOUNCES
FOURTH QUARTER 2012 GUIDANCE

Cudahy, WI - October 31, 2012 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics service provider, today reported financial results for the three and nine months ended September 30, 2012.

Roadrunner's summary financial results for the three and nine months ended September 30 are highlighted below. Third quarter diluted income per share available to common stockholders increased 34.8% over the prior year to $0.31. Excluding acquisition transaction expenses of $0.5 million related to the third quarter acquisitions of R&M Transportation (R&M), Sortino Transportation (Sortino) and Expedited Freight Systems, Inc. (EFS), diluted income per share would have been $0.32.

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	September 30,		September 30,
	2012	2011	2012	2011
Total revenues	$279,165	$226,193	$778,284	$605,622
Net revenues (total revenues less purchased transportation costs)	$83,123	$60,672	$229,337	$153,336
Depreciation and amortization	2,424	1,499	6,509	3,381
Other operating expenses	62,214	45,761	170,922	116,157
Acquisition transaction expenses	480	618	688	938
Operating income	$18,005	$12,794	$51,218	$32,860
Net income available to common stockholders	9,872	7,175	28,003	19,006
Weighted average diluted shares outstanding	32,260	31,758	32,220	31,576
Diluted income per share available to common stockholders	$0.31	$0.23	$0.87	$0.60

2012 Third Quarter Results

In discussing the company's third quarter performance, Mark DiBlasi, President and CEO of Roadrunner, said,

“Strong performance across all of our business segments generated third quarter revenue growth of 23.4% and net revenue growth of 37.0%. Due to sales and operational initiatives, our operating income growth of 40.7% outpaced revenue. Our operating ratio improved 70 basis points to 93.6% from 94.3% in the third quarter of 2011 despite the inclusion of third quarter acquisition transaction expenses and an abnormal $1.7 million sequential increase in the LTL and TL third quarter insurance costs from the second quarter of 2012, which impacted diluted earnings per share by $0.04.

“Our LTL operating ratio improved to 92.4% in the third quarter from 94.8% in the third quarter of 2011. Our continued initiatives to expand into new geographic regions, build density, improve pricing and enhance productivity, as well as the addition of EFS, resulted in a net revenue margin improvement from 23.4% in the third quarter of 2011 to 27.7% in the third quarter of 2012. While incurring integration costs associated with the consolidation of certain EFS operations on a non-recurring basis, we were still able to show substantial improvement over last year in our LTL operating ratio.

“TL revenues grew by $44.9 million, or 56.6%, from the prior year. Incremental revenues from our 2011 and 2012 acquisitions accounted for $31.9 million of the increase, with the balance of $13.0 million representing organic growth of 16.4%. The positive impact of the acquisitions and operating leverage associated with our revenue growth led to a 29.6% increase in our TL operating income. Our TL operating ratio of 94.1% was impacted by an abnormal $1.3 million sequential increase in third quarter insurance costs from the second quarter of 2012. Excluding the increased TL insurance costs, the TL operating ratio would have been 93.1%.

“TMS revenue grew $2.2 million, or 10.4%, from the prior year. Organic growth and pricing accounted for $0.6 million of the increase, with the balance related to our late February 2012 acquisition of Capital Transportation Logistics. The operating leverage associated with this growth led to a 14.7% increase in TMS operating income. Our TMS operating ratio improved to 88.5% from 89.0% in the third quarter of 2011.”

2012 Fourth Quarter Guidance

In commenting on guidance for the fourth quarter of 2012, Peter Armbruster, CFO of Roadrunner, said, “We anticipate our revenues for the fourth quarter to be in the range of $275 million to $290 million, representing an increase of 16% to 22% from the fourth quarter of 2011. Further, we expect diluted income per share available to common stockholders to be between $0.27 and $0.31, compared to diluted income per share available to common stockholders of $0.22 in the prior year quarter. Our guidance range considers the uncertain economic conditions and the potential effects of the severe weather situation on the East Coast."

2012 Third Quarter Segment Information

Roadrunner has three operating segments: less-than-truckload (LTL), truckload and logistics (TL) and transportation management solutions (TMS). The following highlights exclude intercompany eliminations and corporate expenses.

LTL revenues, including fuel, increased 4.9% to $132.5 million for the third quarter of 2012 from $126.2 million for the third quarter of 2011. On a per day basis, for the third quarter of 2012, LTL revenues improved 6.6% and LTL tonnage improved 8.3% over the third quarter of 2011. LTL revenue per hundredweight, excluding EFS shipments, was up 4.1% including fuel and 4.3% excluding fuel in the third quarter of 2012. LTL net revenues for the third quarter of 2012 were $36.7 million, or 27.7% of LTL revenues, compared to $29.6 million, or 23.4% of LTL revenues, for the third quarter of 2011. LTL operating income was $10.0 million, or 7.6% of LTL revenues, for the third quarter of 2012 compared to $6.5 million, or 5.2% of LTL revenues, for the third quarter of 2011.

Summary LTL operating statistics for the three and nine months ended September 30 are shown below.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012	2011	% Change	% Change Per Day	2012	2011	% Change	% Change Per Day
Operating ratio	92.4	94.8			92.4	94.5
Tonnage (in thousands of tons)	359.4	337.2	6.6%	8.3%	1,013.7	949.5	6.8%	7.3%
Shipments (in thousands)	547.6	512.5	6.8%	8.5%	1,550.1	1,434.5	8.1%	8.6%
Revenue per hundredweight (incl. fuel)	$18.26	$18.34	(0.4%)		$18.65	$18.10	3.0%
Revenue per hundredweight (excl. fuel)	$14.97	$15.01	(0.3%)		$15.25	$14.87	2.6%
Weight per shipment (lbs.)	1,313	1,316	(0.2%)		1,308	1,324	(1.2%)
Linehaul cost per mile (excl. fuel)	$1.24	$1.25	(0.8%)		$1.24	$1.24	0.0%
Operating Days	63	64			191	192

Note: Other than operating ratio, the statistics above do not include (i) adjustments for undelivered freight required for financial statement purposes in accordance with Roadrunner's revenue recognition policy; and (ii) non-LTL related business captured within the LTL segment. Operating statistics include EFS beginning as of the date of acquisition, August 10, 2012.

TL segment revenues increased 56.6% to $124.2 million for the third quarter of 2012 from $79.3 million for the third quarter of 2011. The improvement was primarily due to increases in market pricing and load growth, increased utilization of Roadrunner's TL brokerage agent network, and the acquisitions of Prime Logistics, D&E Transport, CTW Transport, R&M and Sortino. For the third quarter, Prime Logistics, D&E Transport, CTW Transport, R&M and Sortino collectively contributed incremental revenues of $31.9 million to the TL segment. Overall, TL net revenues for the third quarter of 2012 were $39.6 million, or 31.9% of TL revenues, compared to $25.6 million, or 32.3% of TL revenues, for the third quarter of 2011. TL operating income was $7.3 million, or 5.9% of TL revenues, for the third quarter of 2012 compared to $5.6 million, or 7.1% of TL revenues, for the third quarter of 2011.

TMS segment revenues for the third quarter of 2012 increased 10.4% to $24.0 million from $21.7 million for the third quarter of 2011. TMS net revenues for the third quarter of 2012 were $6.8 million, or 28.4% of TMS revenues, compared to $5.4 million, or 25.1% of TMS revenues, for the third quarter of 2011. TMS revenue growth during the quarter was primarily attributable to new and existing customer growth and the acquisition of Capital Transportation Logistics. For the third quarter, Capital Transportation Logistics contributed revenue of $1.6 million to the TMS segment. TMS operating income was $2.7 million, or 11.5% of TMS revenues, for the third quarter of 2012, compared to $2.4 million, or 11.0% of TMS revenues, for the third quarter of 2011.

Conference Call

A conference call is scheduled for Wednesday, October 31, 2012 at 4:30 p.m. Eastern Time. To access the conference call, please dial 866-277-1181 (U.S.) or 617-597-5358 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 68866964. The conference call will also be available via live webcast under the Investor Relations section of Roadrunner's website, www.rrts.com.

If you are unable to listen to the live call, a replay will be available through November 7, 2012, and can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Callers will be prompted for passcode 83237201. An archived version of the webcast will also be available under the Investor Relations section of Roadrunner's website, www.rrts.com.

About Roadrunner Transportation Systems, Inc.

Roadrunner is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload and logistics, transportation management solutions, intermodal solutions, and domestic and international air. For more information, please visit RRTS' website, www.rrts.com.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance, including statements regarding Roadrunner's performance, Roadrunner's sales and operational initiatives, Roadrunner's initiatives to expand into new geographic regions, build density, improve pricing and enhance productivity, Roadrunner's acquisitions, and Roadrunner's expected revenues and diluted earnings per share available to common stockholders for the fourth quarter of 2012. These statements reflect Roadrunner's current expectations, and Roadrunner does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Roadrunner's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, Roadrunner's dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, insurance in excess of prior experience levels, and other "Risk Factors" set forth in Roadrunner's most recent SEC filings.

(Tables Follow)

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues	$279,165	$226,193	$778,284	$605,622
Operating expenses:
Purchased transportation costs	196,042	165,521	548,947	452,286
Personnel and related benefits	30,331	23,598	86,027	61,656
Other operating expenses	31,883	22,163	84,895	54,501
Depreciation and amortization	2,424	1,499	6,509	3,381
Acquisition transaction expenses	480	618	688	938
Total operating expenses	261,160	213,399	727,066	572,762
Operating income	18,005	12,794	51,218	32,860
Interest expense:
Interest on long-term debt	1,943	1,172	5,812	2,056
Dividends on preferred stock subject to mandatory redemption	—	50	49	150
Total interest expense	1,943	1,222	5,861	2,206
Income before provision for income taxes	16,062	11,572	45,357	30,654
Provision for income taxes	6,190	4,397	17,354	11,648
Net income available to common stockholders	$9,872	$7,175	$28,003	$19,006
Earnings per share available to common stockholders:
Basic	$0.32	$0.23	$0.91	$0.63
Diluted	$0.31	$0.23	$0.87	$0.60
Weighted average common stock outstanding:
Basic	30,859	30,562	30,808	30,340
Diluted	32,260	31,758	32,220	31,576

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$2,322	$3,315
Accounts receivable, net of allowances of $1,400 and $1,461, respectively	131,520	102,358
Deferred income taxes	4,998	9,497
Prepaid expenses and other current assets	22,133	16,400
Total current assets	160,973	131,570
Property and equipment, net of accumulated depreciation of $17,864 and $13,303, respectively	47,829	28,447
Other assets:
Goodwill	415,954	364,687
Intangible assets, net	13,080	10,381
Other noncurrent assets	12,710	8,633
Total other assets	441,744	383,701
Total assets	$650,546	$543,718
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$17,000	$14,000
Accounts payable	58,046	50,245
Accrued expenses and other liabilities	31,591	19,480
Preferred stock subject to mandatory redemption	—	5,000
Total current liabilities	106,637	88,725
Long-term debt, net of current maturities	176,145	122,500
Other long-term liabilities	42,492	36,540
Total liabilities	325,274	247,765
Stockholders’ investment:
Common stock $.01 par value; 100,000 shares authorized; 30,956 and 30,707 shares issued and outstanding	310	307
Additional paid-in capital	267,788	266,475
Retained earnings	57,174	29,171
Total stockholders’ investment	325,272	295,953
Total liabilities and stockholders’ investment	$650,546	$543,718

Contact

Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648

Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com